SCHLUETER & ASSOCIATES, P.C.
                       1050 Seventeenth Street, Suite 1700
                             Denver, Colorado 80265
                                 (303) 292-3883
                            Facsimile (303) 296-8880

                                October 29, 1996



Thomas V. Geimer
Chairman of the Board
Accelr8 Technology Corporation
303 E. 17th Avenue, #108
Denver, CO 80203

         Re:      Completion of the Company's Form 10-K

Dear Mr. Geimer:

     This letter will confirm our prior discussion, in which I advised you that our firm has been fully occupied with work relating to the Company's Registration Statement on Form SB-2 (SEC filed number 333-12393), and will be unable to complete the work on the Company's Form 10-K in time for the Company to make a timely filing with the Securities and Exchange Commission ("SEC"). As you are aware, we will be filing Amendment No. 1 to the Company's Form SB-2 with the SEC on October 30, 1996. We will begin work on the Company's Form 10-K immediately following the filing of Amendment No. 1 with the SEC, and will complete the Form 10-K as soon thereafter as practicable. You are hereby authorized to provide a copy of this letter to the SEC in connection with the Notification of Late Filing being filed with the SEC on Form 12b-25.

     If you have any questions or concerns, please do not hesitate to contact me.

                                    Sincerely,

                                    SCHLUETER & ASSOCIATES, P.C.



                                    Henry F. Schlueter
HFS/emd